Exhibit 99.1

NEWS	Contact: Loren Singletary (713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO REPORTS FIRST QUARTER 2018 RESULTS

HOUSTON, TX, April 26, 2018 — National Oilwell Varco, Inc. (NYSE: NOV) today reported a first quarter 2018 net loss of $68 million, or $0.18 per share. Revenues for the first quarter were $1.80 billion, a decrease of nine percent compared to the fourth quarter of 2017 and an increase of three percent from the first quarter of 2017. Operating loss for the first quarter of 2018 was $1 million, or 0.1 percent of sales, and Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) was $160 million, or 8.9 percent of sales. Other items were a net credit of $12 million, pre-tax, primarily from the reversal of certain accruals, partially offset by restructure charges and severance payments.

“During the first quarter of 2018 NOV benefitted from growing demand for short-cycle consumables and services in North America as oilfield fundamentals continued to strengthen,” commented Clay Williams, Chairman, President, and CEO. “Unfortunately, however, the protracted budgeting cycle we saw early in the year led to a slower-than-anticipated start in our capital equipment businesses, and softness in our Eastern Hemisphere operations. This more than offset improvements in North America, snapping our six-quarter streak of steadily improving results.”

“We expect to be back on track soon, though, as most of the capital equipment deliveries that were deferred by customers at the end of the quarter were accepted early in the second quarter, giving us confidence that the general upward trajectory of business will resume in the second quarter. Scarcity is returning to many corners of the oilfield, and we’ve seen good uptake on technologies we’ve been introducing through the downturn, all while the oil supply and demand picture continues to tighten.”

Wellbore Technologies

Wellbore Technologies generated revenues of $711 million in the first quarter of 2018, a decrease of one percent from the fourth quarter of 2017 and an increase of 28 percent from the first quarter of 2017. The sequential decrease in revenue was the result of a slow start to the year in the Eastern Hemisphere and a fall-off in drill pipe sales, partially offset by strong growth from the segment’s operations in the Western Hemisphere. Operating profit was $12 million, or 1.7 percent of sales. Adjusted EBITDA was $103 million, or 14.5 percent of sales, a decrease of four percent sequentially and an increase of $65 million from the prior year.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $670 million, a decrease of three percent from the fourth quarter of 2017 and an increase of three percent from the first quarter of 2017. Deferred deliveries and order commitments led to the sequential decline in revenue. Operating profit was $16 million or 2.4 percent of sales. Adjusted EBITDA was $73 million, or 10.9 percent of sales, a decrease of one percent sequentially and a decrease of five percent from the prior year.

Backlog for capital equipment orders for Completion & Production Solutions at March 31, 2018 was $1.01 billion. New orders during the quarter, net of the cancellation of a large order for the recently terminated Ca Rong Do project in the South China Sea, were $324 million, representing a book-to-bill of 84 percent when compared to the $384 million of orders shipped from backlog. Excluding the cancellation, book-to-bill was 90 percent.

Rig Technologies

Rig Technologies generated revenues of $483 million, a decrease of 21 percent from the fourth quarter of 2017 and a decrease of 17 percent from the first quarter of 2017. The segment was adversely affected by reduced progress on new offshore rig construction. Operating profit was $18 million, or 3.7 percent of sales. Adjusted EBITDA was $45 million, or 9.3 percent of sales, a decrease of 36 percent sequentially and a decrease of four percent from the prior year.

Backlog for capital equipment orders for Rig Technologies at March 31, 2018 was $2.05 billion. New orders booked during the quarter totaled $201 million, representing a 131 percent book-to-bill when compared to the $153 million shipped from backlog. The order book included two land rigs destined for the Middle East and several land rig equipment upgrades.

Significant Events and Achievements

NOV won two Offshore Technology Conference (OTC) 2018 Spotlight on New Technology® awards, one for the NOVOS™ process-automation platform and one for the Seabox™ subsea water treatment system. The yearly award showcases the industry’s latest and most advanced technologies—ones that are poised to dramatically change offshore exploration and production and allow the industry to operate more efficiently, safely, and sustainably.

NOV received multiple large orders for the Tolteq™ iSeries™ measurement-while-drilling (MWD) products in the first quarter, including two large multi-tool orders in the US and one multi-tool order in Russia. Several of these orders include the new iSeries NXT directional module, which provides directional drillers with continuous wellbore position information for more precise control of directional and horizontal drilling operations, allowing more effective geosteering into the drilling sweet spot. Additionally, the Company received its first orders for its iSeries near-bit measurement system, which provides critical formation information from directly above the drill bit to provide early indication of formation changes and enables tighter control of the well within the target zone.

NOV introduced and began delivery of its next-generation shale shaker, the Brandt™ SABRE™. The first of its kind, SABRE is a modular shaker system based upon a scalable platform. Through a simple field upgrade, the need to change out the complete shaker system is eliminated, allowing customers to easily adapt to specific requirements. Field trials have proven an increase in flow handling capacity of 50 to 100 percent compared to existing high-performance shakers, which allows SABRE to better control low-gravity solids throughout the entire drilling process—reducing dilution and associated logistics costs. The SABRE shaker is also proven to deliver dryer cuttings, reducing both haul-off and disposal costs. Trials indicate that screen costs per foot are reduced with this new technology, with the SABRE shaker’s patented screens being super lightweight (weighing in at only 14 lb) and repairable using NOV’s unique AX SNAPFAST™ screen repair system.

NOV signed an agreement with Maersk to extend the existing condition-based monitoring (CBM) Partnership agreement from seven to a total of 18 rigs. The new contract expands the list of equipment incorporated in the CBM Partnership to 800 pieces. The partnership will allow Maersk to secure a stronger market position by achieving higher levels of maintenance predictability and execution excellence, in turn increasing reliability and reducing costs across the rig fleet. The partnership reinforces both companies’ commitment to improving total cost of ownership for customers.

NOV introduced patent-pending TORC™ technology, which is already delivering strong results in Canada’s Deep Basin. NOV’s TORC components incorporate a unique geometry to maximize engagement at predefined depths of cut to reduce over-engagement of cutters, significantly improving torsional stability, toolface control, and drilling efficiency during directional drilling operations. The TORC technology was incorporated into a Tektonic™ TK73 bit and, when ran on back-to-back neighboring wells against a competitor’s incumbent bit, delivered higher instantaneous ROP, reduced reactive torque, steady toolface, and overall lower mechanical-specific energy throughout the run. The effectiveness of the TORC technology was further reinforced on a highly aggressive Seeker™ bit, which achieved excellent performance. The section was landed with an average ROP of 141 ft/hr, over 30 percent faster than the best competitor offset and setting a new field record in the Kaybob field of Alberta, Canada.

Momentum in NOV’s eVolve™ optimization and automation service business continues to build in markets around the globe. NOV executed automation service contracts with major operators for projects in the North Sea and in the Barents Sea. Both projects have planned spud dates in the summer 2018. Additionally, a major operator awarded NOV a meaningful contract extension for its project on Alaska’s North Slope, affirming the value the operator is realizing from NOV’s proprietary equipment and service offering.

NOV acquired Western Oiltools Ltd., a Calgary-based manufacturer of production pressure control equipment. Western Oiltools’ innovative product portfolio enhances operator economics by promoting the optimal performance of lift systems, concurrently minimizing service downtime and maximizing production continuity. Highly complementary to NOV’s current offerings, the Western Oiltools’ product suite is currently being used throughout North America and will soon be available to NOV’s global customer base.

NOV continues to expand its scope of work on the Statoil Johan Castberg and Statoil Johan Sverdrup II developments following successful execution of several packages delivered to the first-phase development of Johan Sverdrup in 2017. NOV will supply separation, produced water, sand handling, and gas-dehydration packages for Johan Castberg and Johan Sverdrup II in 2018. The project includes fabrication at NOV fabrication sites in both Montrose, UK and Midsund, Norway.

Other Corporate Items

Cash flow used by operations for the first quarter of 2018 was $129 million. As of March 31, 2018, the Company had $1.24 billion in cash and cash equivalents and total debt of $2.71 billion. NOV had $3.0 billion available on its revolving credit facility as of March 31, 2018. The unsecured credit facility matures in June of 2022 and is subject to one primary covenant, a maximum debt-to-capitalization ratio of 60 percent. As of March 31, 2018, NOV had a debt-to-capitalization ratio of 16.1 percent.

First Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2018 results on April 27, 2018 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry. NOV has been pioneering innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations since 1862. The depth and breadth of NOV’s offerings support customers’ full-field, drilling, completion, and production needs. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT: National Oilwell Varco, Inc.

Loren Singletary (713) 346-7807

Loren.Singletary@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31, 2017
	2018	2017
Revenue:
Wellbore Technologies	$711	$555	$715
Completion & Production Solutions	670	648	690
Rig Technologies	483	582	614
Eliminations	(69)	(44)	(50)

Total revenue	1,795	1,741	1,969
Gross profit	287	209	167
Gross profit %	16.0%	12.0%	8.5%

Selling, general, and administrative	288	306	278

Operating loss	(1)	(97)	(111)
Interest and financial costs	(24)	(25)	(25)
Interest income	7	4	6
Equity income (loss) in unconsolidated affiliates	2	—	(1)
Other income (expense), net	(47)	(15)	(7)

Loss before income taxes	(63)	(133)	(138)
Provision for income taxes	3	(13)	(123)

Net loss	(66)	(120)	(15)
Net income (loss) attributable to noncontrolling interests	2	2	(1)

Net loss attributable to Company	$(68)	$(122)	$(14)

Per share data:
Basic	$(0.18)	$(0.32)	$(0.04)

Diluted	$(0.18)	$(0.32)	$(0.04)

Weighted average shares outstanding:
Basic	377	376	377

Diluted	377	376	377

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,236	$1,437
Receivables, net	2,102	2,015
Inventories, net	3,146	3,003
Contract assets	415	495
Other current assets	287	267

Total current assets	7,186	7,217

Property, plant and equipment, net	2,926	3,002
Goodwill and intangibles, net	9,432	9,528
Other assets	466	459

Total assets	$20,010	$20,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$528	$510
Accrued liabilities	965	1,238
Contract liabilities	598	519
Current portion of long-term debt and short-term borrowings	6	6
Accrued income taxes	35	81

Total current liabilities	2,132	2,354

Long-term debt	2,707	2,706
Other liabilities	1,020	986

Total liabilities	5,859	6,046

Total stockholders’ equity	14,151	14,160

Total liabilities and stockholders’ equity	$20,010	$20,206

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items in the three months ended March 31, 2018 were a net credit of $12 million, pre-tax, primarily from the reversal of certain accruals, partially offset by restructure charges and severance payments. Other items in 2017 consisted primarily of restructure charges for inventory write-downs, facility closures and severance payments.

	Three Months Ended
	March 31,		December 31, 2017
	2018	2017
Operating profit (loss):
Wellbore Technologies	$12	$(57)	$(21)
Completion & Production Solutions	16	8	19
Rig Technologies	18	13	(51)
Eliminations and corporate costs	(47)	(61)	(58)

Total operating profit (loss)	$(1)	$(97)	$(111)

Other items:
Wellbore Technologies	$(3)	$—	$32
Completion & Production Solutions	3	15	1
Rig Technologies	6	12	100
Corporate	(18)	—	—

Total other items	$(12)	$27	$133

Depreciation & amortization:
Wellbore Technologies	$94	$95	$96
Completion & Production Solutions	54	54	54
Rig Technologies	21	22	21
Corporate	4	4	4

Total depreciation & amortization	$173	$175	$175

Adjusted EBITDA:
Wellbore Technologies	$103	$38	$107
Completion & Production Solutions	73	77	74
Rig Technologies	45	47	70
Eliminations and corporate costs	(61)	(57)	(54)

Total Adjusted EBITDA	$160	$105	$197

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(68)	$(122)	$(14)
Net income (loss) attributable to noncontrolling interest	2	2	(1)
Provision for income taxes	3	(13)	(123)
Interest expense	24	25	25
Interest income	(7)	(4)	(6)
Equity (income) loss in unconsolidated affiliates	(2)	—	1
Other (income) expense, net	47	15	7
Depreciation & amortization	173	175	175
Other items in operating profit (loss)	(12)	27	133

Total Adjusted EBITDA	$160	$105	$197